EXHIBIT 99.1

AdEx MEDIA ISSUES Q4 and Year End 2008 REVENUE GUIDANCE

MOUNTAIN VIEW, CALIFORNIA & BOULDER, COLORADO— February 12, 2009— AdEx Media, Inc. (OTCBB: ADXM), a leading performance-driven online marketing, distribution, and consumer products company, today provided revenue guidance for its fourth quarter of 2008.

AdEx expects to report revenues between $4.75 million to $5.0 million for its fourth quarter ended December 31, 2008, an increase of 161% to 175% over its revenue of $1.8 million reported in its third quarter of 2008. The Company expects to report total 2008 revenues between $8.0 million and $8.2 million.

Scott Rewick, CEO of AdEx commented, “We are very proud of the initiatives we have launched and the solid growth since the company’s inception in April of 2008.”  He continued, “We believe we are positioned for continued solid revenue growth from our marketing platform services and our consumer product lines of business in 2009”.

AdEx Milestones in 2008 and first quarter of 2009 include:

•	AdEx acquired Digital Instructor, LLC

•	AdEx acquired the assets of Vibrantads LLC, and Bay Harbor Marketing, LLC

•	AdEx launched its internal Affiliate and Display Networks broadening its distribution reach

•	AdEx launched the AdEx Think Platform, a real time, proprietary data processing and decision making technology platform

•	AdEx launched new consumer products and entered the health and beauty product market

•	AdEx expanded pay per performance model into radio distribution.

For more information and to view AdEx Media’s current investor presentation, please visit, www.adex.com.

About AdEx Media, Inc.

AdEx is an integrated Internet marketing and lead generation publisher and developer, manufacturer, and marketer of consumer products with a focus on both marketing and distributing its own products and offering advertising customers a multi-channel Internet advertising network and broader solutions for direct advertisers and agencies. AdEx’s marketing platform provides a range of services including (i) search marketing; (ii) display marketing; (iii) lead generation; and (iv) affiliate marketing. AdEx currently sells its own suite of consumer products which include: (i) Overnight Genius – a comprehensive computer learning course mastering MS Windows, MS Office, eBay, and others; (ii) Rising Star Learning – a math and language arts educational product for children; (iii) Debt Snap – an audio seminar designed to help consumers manage their debt and restore credit standing; (iv) Lucky At Love – a relationship strategy product; (v) EasyWhite Labs – a teeth whitening kit; and (vi) Acai Alive – a dietary supplement. The company offers advertisers a compelling value proposition by offering true pay-per-performance pricing, commonly known as cost-per-action (CPA) or pay-per-action (PPA).

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

Investor Contact:

Aimee Boutcher

Boutcher & Boutcher

(973) 239-2878